Exhibit 99.1

February 8, 1999                             Robert W. Humphreys
Greenville, South Carolina                        (864) 232-8301


                      For Immediate Release

             DELTA WOODSIDE ANNOUNCES RESTRUCTURING

      Delta Woodside Industries, Inc. (NYSE-DLW) announced today that its Board of Directors has approved a plan to effect a major restructuring of the Company, which would involve the spin-off to its shareholders of each of its two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would be sold to a third party buyer not yet identified. Under this plan, shareholders of Delta Woodside would receive, for their shares of Delta Woodside, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The Company expects that the receipt of such stock and cash will be taxable to the Delta Woodside shareholders as capital gain for income tax purposes.

      The plan will be subject to the approval of the Delta Woodside shareholders. If the plan is approved by the requisite shareholder vote, the Rainsford plant in Edgefield, South Carolina, will be sold by the Company's Delta Mills, Inc. subsidiary to the Company's Delta Apparel division, the Company's Duck Head Apparel division and the Company's Delta Apparel division will be separated into two corporations, and the stock of each of the Duck Head Apparel corporation and the Delta
Apparel  corporation  will be distributed to  all  of  the  Delta
Woodside shareholders.

      The Company will promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside shares. The Company expects to retain an investment banking firm to assist in the implementation of this restructuring plan.


     The Company believes this restructuring will allow its shareholders to realize the substantial value of the Delta Mills Marketing division, which is a highly profitable operation, focused mostly on the growing khaki industry. The Company's apparel divisions have had less than satisfactory results for a number of years. The Company believes that each of the apparel divisions, as a separate public company, should have the necessary focus to generate improved results.

     As previously announced, the Duck Head Apparel division has been offered for sale in recent months, but no agreement to sell has been reached with any buyer.

       Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells a wide variety of textile and apparel products. The Company, which employs about 5,600 people, operates 16 plants and 26 garment outlet stores. These facilities are located in 12 states, Costa Rica and Honduras.